CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MILACRON INC.

Pursuant to Section 242 of the
General Company Law of the State of Delaware (the “DGCL”)

Milacron Inc., a Delaware corporation (hereinafter called the “Company”), does hereby certify as follows:

FIRST: The first paragraph of Article FOURTH of the Restated Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 40,060,000, consisting of (1) 60,000 shares of 4% Cumulative Preferred Stock, par value $100 per share (hereinafter referred to as the Preferred Stock), (2) 10,000,000 shares of Serial Preference Stock, par value $.01 per share (hereinafter referred to as the Serial Preference Stock) and (3) 30,000,000 shares of Common Stock, par value $.01 per share (hereinafter referred to as the Common Stock).

Upon this Certificate of Amendment becoming effective pursuant to the DGCL (the “Effective Time”), (a) each ten shares of the Company’s common stock, $0.01 par value per share, issued and outstanding or held by the Company in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Company or any holder of Old Common Stock, be reclassified, combined and changed into one fully paid and nonassessable share of common stock, $0.01 par value per share (the “New Common Stock”) and (b) each ten shares of the Company’s 4% cumulative preferred stock, $100 par value per share, issued and outstanding or held by the Company in treasury immediately prior to the Effective Time (the “Old 4% Stock”) shall automatically without further action on the part of the Company or any holder of Old 4% Stock, be reclassified, combined and changed into one fully paid and nonassessable share of 4% cumulative preferred stock, $100 par value per share (the “New 4% Stock”), in each case subject to the treatment of fractional share interests as described below. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment, and certificates representing the Old 4% Stock shall represent the number of shares (whole or fractional) of New 4% Stock into which such Old 4% Stock shall have been reclassified pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Mellon Investor Services LLC (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests. Fractional shares will be issued with respect to the New 4% Stock to holders of record of Old 4% Stock.”

Section A, paragraph I of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing each of the two references to “at the rate of 4% per annum upon the par value thereof” in the first sentence thereof with “at the rate of $40 per annum per share of Preferred Stock”.

Section A, paragraph II of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing each of the two references to “at the rate of 4% per annum upon the par value thereof” in the first sentence thereof with “at the rate of $40 per annum per share of Preferred Stock”.

Each of clauses (1) and (2) of Section A, paragraph II of Article FOURTH of the Restated Certificate of Incorporation is amended and restated to read in its entirety as set forth below:

“(1) consolidated net current assets remaining after deducting the amount of such dividend or distribution or expenditure would be less than $1,000 for each share of Preferred Stock outstanding; or

(2) consolidated net tangible assets remaining after deducting the amount of such dividend or distribution or expenditure would be less than $2,000 for each share of Preferred Stock outstanding.”

Section A, paragraph III of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing the reference to “$100 per share” in the first sentence thereof with “$1,000 per share” and the reference to “$105 per share” in the first sentence thereof with “$1,050 per share”.

Section A, paragraph IV of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing the reference to “at the rate of 4% per annum upon the par value thereof” in the first sentence thereof with “at the rate of $40 per annum per share of Preferred Stock”.

Section A, paragraph V of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing the reference to “$105 per share” in the first sentence thereof with “$1,050 per share”.

Section A, paragraph VI of Article FOURTH of the Restated Certificate of Incorporation is amended by replacing the reference to “$4 per share” in the third sentence thereof with “$40 per share”.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

THIRD: This Certificate of Amendment shall be effective 5:00 p.m. (Eastern Time) on May 15, 2007.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Milacron Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 15th day of  May, 2007.

MILACRON INC.

By /s/Hugh C. O’Donnell
Name: Hugh C. O’Donnell
Title: Senior Vice President, General Counsel and Secretary